Exhibit 4.9
THIS NOTE IS NOT REQUIRED TO BE, AND HAS NOT BEEN, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE EVIDENCES OBLIGATIONS THAT ARE NOT INSURED BY THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENTAL AGENCY.
Deutsche Bank Aktiengesellschaft
U.S. $1,000,000,025
6.625% PERPETUAL SUBORDINATED NOTE
          Deutsche Bank Aktiengesellschaft (the “Bank”), for value received, hereby promises to pay to Deutsche Bank Capital Funding LLC IX, or registered assigns, the aggregate principal sum of ONE BILLION TWENTY-FIVE U.S. DOLLARS (U.S. $1,000,000,025) (the “Principal Amount”) upon presentation and surrender hereof upon the redemption hereof, and to pay interest on the Principal Amount from and including the date of issue, at a rate and at such times as determined in accordance with the provisions herein until the principal hereof is paid or duly made available for payment. This Security is one of the 6.625% Perpetual Subordinated Notes in the aggregate principal amount of $1,000,000,025 (such Notes, as outstanding from time to time, the “Outstanding Securities”).
          1. Payments; Interest
          (a) Interest will be payable on the Principal Amount quarterly in arrears on February 20, May 20, August 20 and November 20 of each year, commencing on November 20, 2007. Each such date is referred to herein as an “Interest Payment Date.” Interest payments payable on each Interest Payment Date will be calculated as provided below and will accrue from and including the immediately preceding Interest Payment Date (or from and including July 20, 2007, with respect to the first Interest Payment Date) to but excluding the relevant Interest Payment Date or date fixed for redemption (each such period, an “Interest Period”).
          Interest will be payable on the Principal Amount at a fixed rate of 6.625% per annum, calculated on the basis of a 360-day year of twelve 30-day months. The interest rate is referred to herein as the “Stated Rate.”
          Each calculation of the amount of interest due hereunder shall be made as if this Security represented 999,999 individual subordinated notes, each with a principal amount of U.S.$1,000 and one individual subordinated note with a principal amount of U.S.$1,025.
          (b) Interest payable on any Interest Payment Date will be paid to the person in whose name this Security is registered on the register (each such person the “Holder” of this Security) maintained by the Bank for such purpose (the “Register”) at the close of business on the Business Day immediately preceding such Interest Payment Date, or, in the case of interest payable on a date fixed for redemption (the “Obligation Redemption Date”) that is not an Interest Payment Date, to the person in whose name this Security is registered on the Register at the close of business on the 15th day (whether or not a Business Day) prior to the Obligation Redemption Date (each a “Regular Record Date”). Any interest not so punctually paid or duly provided for (“Unpaid Interest Amounts”) shall forthwith cease to be payable to the person registered in the Register on such Regular Record
Intial Obligation

Date and may be paid to the person in whose name this Security is registered at the close of business on a special record date (“Special Record Date”) set by the Bank for the payment of such Unpaid Interest Amounts. Unpaid Interest Amounts may be paid at any time in any lawful manner. “Regular Record Date” and “Special Record Date” are each referred to herein as the “Record Date”. As used herein, “Business Day” shall mean any day other than Saturday, Sunday or a day on which banks in New York City are required or authorized by law to close.
          (c) If any Interest Payment Date or Obligation Redemption Date falls on a day that is not a Business Day, payment of all amounts otherwise payable on such date will be made on the next succeeding Business Day, without adjustment, interest or further payment as a result thereof.
          (d) Payments of interest and Additional Interest Amounts (as defined herein), if any, on this Security, including interest payable on the Obligation Redemption Date, will be made in immediately available funds in the City of New York, to the person in whose name this Security is registered on the Register on the relevant Record Date by wire transfer to a bank account designated by such person in a written notice received by the Bank prior to such Record Date.
          (e) The Principal Amount hereof will be paid in immediately available funds on the Obligation Redemption Date upon presentation and surrender of this Security, to the person in whose name this Security is registered on the Register on the related Record Date by wire transfer to an account designated by such person in a written notice received by the Bank prior to such Record Date.
          (f) Prior to due presentment of this Security for registration of transfer, the Bank (or any agent of the Bank) may treat the person in whose name this Security is registered on the Register as the owner hereof for the purpose of receiving payment of the principal of, and interest and any Additional Interest Amounts on, this Security and for all other purposes whatsoever, whether or not this Security shall be overdue. The Bank shall not be affected by notice to the contrary.
          (g) No provision of this Security shall alter or impair the obligation of the Bank, which is direct, subordinated as provided herein, unconditional and unsecured, to pay the Principal Amount of and interest and any Additional Interest Amounts on this Security in accordance with and subject to the terms hereof at the times, place and rate, and in the coin or currency herein prescribed.
          2. Currency
          Payments of the Principal Amount of and interest and Additional Interest Amounts, if any, on this Security shall be made in United States Dollars or in such other coin or currency of the United States that at the time of payment is legal tender for the payment of public and private debts. Until the date on which this Security shall have been delivered to the Bank for cancellation, or shall have become due and payable in full and a sum sufficient to pay all unpaid Principal Amount of and interest and any Additional Interest Amounts on this Security has been duly made available for payment and either paid or returned to the Bank as provided herein, the Bank shall at all times maintain an office or agency in the City of New York, where this Security may be presented or surrendered for payment.

          3. Status
          This Security is a general unsecured debt obligation of the Bank.
          The obligations of the Bank under this Security upon the bankruptcy, insolvency or liquidation of the Bank will be (x) subordinated in right of payment to the prior payment in full of all indebtedness and other liabilities of the Bank to its creditors (including subordinated liabilities), except those which by their terms rank pari passu with or are subordinated to this Security and (y) senior to (A) the preference shares of the Bank, if any, and any obligations or instruments of the Bank which by their terms rank pari passu with such preference shares and (B) the common shares of the Bank.
          Pursuant to § 10, paragraph (5a) of the German Banking Act (Kreditwesengesetz), if the Bank redeems or repays this Security prior to a date on which such redemption or repayment is permitted under the terms thereof, notwithstanding any agreements to the contrary, any amounts so paid to a Holder of this Security must be repaid to the Bank unless a statutory exemption (replacement of the Principal Amount with at least equivalent own funds or prior approval of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”)) applies.
          The Bank may not secure its obligations under this Security by any lien, security interest or other encumbrance on any property of the Bank or any other person, and except as permitted by applicable law, the Bank shall not, directly or indirectly, acquire for its own account, finance for the account of any other person the acquisition of, or accept as security for any obligation owed to it, any of this Security.
          The Holder agrees by its acceptance of this Security that it waives any and all rights it may have to set off claims under this Security against claims the Bank may have against it.
          4. Redemption
          (a) The Bank may redeem this Security, in whole but not in part, upon at least 30 days’ prior notice, on the first Interest Payment Date falling on or after the fifth anniversary of this Security or on any Interest Payment Date thereafter, provided the Bank has obtained any required regulatory approvals.
          (b) This Security may be redeemed by the Bank in whole but not in part, upon at least 30 days’ prior notice, at any time if both (i) a Special Redemption Event has occurred and (ii) Deutsche Bank Capital Funding LLC IX (the “Company”) has decided to redeem its Class B Preferred Securities (the “Class B Preferred Securities”) in whole; provided the Bank has either (x) replaced the Principal Amount by paying in other, at least equivalent, own funds (haftendes Eigenkapital) within the meaning of the German Banking Act, or (y) obtained prior approval of the BaFin or any successor authority for such early redemption.
          (c) This Security may be redeemed by the Bank at any time in whole or in part, if the Bank replaces the Security in whole or in such part, as applicable, with Substitute Obligations (as defined below), subject to Section 5 below.
          (d) Any redemption of this Security will be at a redemption price equal to the Principal Amount to be redeemed plus accrued and unpaid interest thereon to the Obligation Redemption Date, and Additional Interest Amounts, if any.

          “Special Redemption Event” means (i) a Regulatory Event, (ii) a Tax Event or (iii) an Investment Company Act Event.
          “Regulatory Event” means that the Bank is notified by a relevant regulatory authority that, as a result of the occurrence of any amendment to, or change (including any change that has been adopted but has not yet become effective) in, the applicable banking laws of Germany (or any rules, regulations or interpretations thereunder, including rulings of the relevant banking authorities) or the guidelines of the Committee on Banking Supervision at the Bank for International Settlements, in each case effective after the date of the issuance of the Class B Preferred Securities, the Bank is not, or will not be, allowed to treat the Class B Preferred Securities as core capital (Kernkapital) or Tier I regulatory capital for capital adequacy purposes on a consolidated basis.
          “Tax Event” means (A) the receipt by the Bank of an opinion of a nationally recognized law firm or other tax adviser in the United States or Germany or, during any period in which any Substitute Obligations are outstanding, in the jurisdiction of residence of any obligor on such Substitute Obligations (or any jurisdiction from which payments are made) (each, a “Relevant Jurisdiction”) experienced in such matters, to the effect that, as a result of (i) any amendment to, or clarification of, or change (including any announced prospective change) in, the laws (or any regulations promulgated thereunder) of a Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) by any legislative body, court, governmental authority or regulatory body (an “Administrative Action”), or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective, or which Administrative Action, pronouncement or decision is announced, after the date of issuance of the Class B Preferred Securities, there is more than an insubstantial risk that (a) the Trust or the Company is or will be subject to more than a de minimis amount of taxes, duties or other governmental charges, or (b) the Trust or the Company would be obligated to pay additional amounts in respect of the Trust Preferred Securities or the Class B Preferred Securities, as applicable, the Guarantor would be obligated to pay additional amounts under the Trust Preferred Guarantee or the Class B Preferred Guarantee, as applicable, or an obligor on the Obligations would be obligated to pay Additional Interest Amounts, or (B) a final determination has been made by the German tax authorities to the effect that the Bank, as obligor on the Obligations, may not, in the determination of its taxable income for the purposes of determining German corporate income tax in any year, deduct in full interest payments on the Obligations (except to the extent such interest payments are determined to be connected with income of a branch that is not subject to taxation in Germany). However, none of the foregoing will constitute a Tax Event if it may be avoided by the Bank, the Trust or the Company taking reasonable measures under the circumstances.
          “Investment Company Act Event” means that the Bank has requested and received an opinion of a nationally recognized U.S. law firm experienced in such matters to the effect that there is more than an insubstantial risk that the Company or the Trust is or will be considered an “investment company” within the meaning of the Investment Company Act of 1940, as amended, as a result of any judicial decision, pronouncement or interpretation

(irrespective of the manner in which the same is made known), the adoption or amendment of any law, rule or regulation, or any notice or announcement (including any notice or announcement of intent to adopt such law, rule or regulation) by any U.S. legislative body, court, governmental agency, or regulatory authority, in each case after the date of issuance of the Class B Preferred Securities.
          5. Substitution
          At any time, the Bank will have the right to (i) substitute another obligor on this Security, in whole or in part, which obligor will be either a branch of the Bank or a Subsidiary, (provided, that, if such obligor is a Subsidiary, the Bank (which may act through a branch) guarantees on a subordinated basis, at least equal to the ranking of this Security, the obligation of the new obligor hereunder) or (ii) replace this Security, in whole or in part, with one or more Substitute Obligations.
          “Substitute Obligations” means a subordinated obligation issued in substitution for this Security by the Bank or a Subsidiary with the same aggregate principal amount and interest rate and payment dates as those of this Security and a maturity that is perpetual or is not earlier than May 20, 2037 and terms otherwise substantially identical to those of this Security, provided, that unless the Bank itself is the issuer of the Substitute Obligations, the Bank (which may act through a branch) guarantees on a subordinated basis, at least equal to the ranking of this Security, the obligations of the new substitute obligor; provided, in each case, that (a) the Bank and the Company received the written opinion of a nationally recognized law firm in the United States that the delivery of such Substitute Obligation will not adversely affect the “qualified dividend income” eligibility for purposes of Section 1(h)(11) of the Internal Revenue Code of 1986, as amended (or any successor legislation), of Capital Payments on the Trust Preferred Securities issued by Deutsche Bank Capital Funding Trust IX (the “Trust Preferred Securities”), or cause the holders thereof to recognize gain or loss for U.S. federal income tax purposes and (b) such substitution or replacement does not result in a Special Redemption Event, and provided, further in each case that the Bank has obtained any required regulatory approvals.
          “Obligations” means (i) this Security, (ii) an obligation, if any, issued by the Bank in connection with the exercise of the underwriters’ over-allotment option provided in the Purchase Agreement (as defined in the Amended and Restated LLC Agreement of the Company) and having the same terms and conditions as the Outstanding Securities in all respects except for any deviations required for compliance with applicable law and (iii) the Substitute Obligations, if any.
          “Subsidiary” means a subsidiary (i) that is consolidated with the Bank for German bank regulatory purposes and (ii) of which the Bank owns or controls, directly or indirectly, more than (x) fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) and (y) fifty percent (50%) of the outstanding capital stock or other equity interest.
          6. Taxation
          Payments of interest and principal in respect of this Security and any repayment upon redemption thereof shall be payable free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, duties or other governmental charges of whatever nature imposed, levied or collected by or on behalf of any Relevant Jurisdiction or by or on behalf of any political subdivision or authority therein or thereof having the power to tax (all such taxes herein called “Withholding Taxes”), unless such deduction or withholding is required by law. In such event, the Bank shall pay as additional interest such amounts (“Additional Interest Amounts”) as may be necessary in order that the net amount actually received by any Holder of this Security after such deduction or withholding for or on account of Withholding Taxes, shall equal the amounts such Holder would have received had no such Withholding Taxes been withheld or deducted from such payment; provided, that the foregoing obligation of the Bank to pay such Additional Interest Amounts shall not apply to any of the following:
          (i) any Withholding Tax which is payable otherwise than by deduction or withholding;
          (ii) any tax imposed on the net income of the Holder or beneficial owner hereof or that is payable by reason of the Holder or beneficial owner having some connection with any Relevant Jurisdiction other than by reason only of the mere holding or beneficial ownership of this Security;
          (iii) any Withholding Taxes which are deducted or withheld pursuant to (i) European Council Directive 2003/48/EC or any other European Union Directive or Regulation implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or (ii) any international treaty or understanding entered into for the purpose of facilitating cooperation in the reporting and collection of savings income and to which (x) the United States, and (y) the European Union or Germany is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding;
          (iv) any Withholding Tax to the extent the same would not have been so imposed but for the presentation of this Security for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or
          (v) to the extent such deduction or withholding can be avoided or reduced if the holder or beneficial owner of the Trust Preferred Securities makes a declaration of non-residence or other similar claim for exemption to the relevant tax authority or complies with any reasonable certification, documentation, information or other reporting requirement imposed by the relevant tax authority; provided, however, that the exclusion set forth in this clause shall not apply if the certification, documentation, information or other reporting requirement would be materially more onerous (in form, procedure or the substance of information required to be disclosed) to the holder or the beneficial owner of Trust Preferred Securities than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8 and W-9).
          7. Assignment
          (a) An assignment of any claims arising from this Security shall be valid only if the Holder gives notice of the assignment in writing, stating the name and address of the assignee (a “Notice of Assignment”) and surrenders the Security to the Bank. The parties to the assignment may agree that the assignment shall become effective at a later date, provided, however, that such agreement be specified in the Notice of Assignment for it to be effective against the Bank.
          (b) Upon receipt of the Notice of Assignment and the Security, the Bank shall promptly deliver a new Security to the assignee registered in the assignee’s name. The terms and conditions of the new registered security (the “New Security”) shall be identical to the terms and conditions of this Security, although the New Security may state the principal amount due to the assignee and identify the assignee as the Holder thereof as indicated in the Notice of Assignment.

          (c) If the Holder assigns claims only to some, but not all, of the Principal Amount of this Security, paragraph (b) of this Section 7 shall apply mutatis mutandis to the Holder’s remaining claims after the assignment.
          8. Jurisdiction
          The Bank irrevocably consents and agrees, for the benefit of the holders from time to time of this Security or of any security issued upon the registration of assignment hereof, or in exchange hereof or in lieu hereof, that any legal action, suit or proceeding against it with respect to its obligations or liabilities arising out of or in connection with this Security may be brought in the courts in the City of New York and, until all amounts due and to become due in respect of this Security have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any such action, suit or proceeding for itself and in respect of its properties, assets and revenues.
          9. Notices
          (a) All notices to the Bank under this Security shall be in writing and addressed to the Bank at Taunusanlage 12, D-60325 Frankfurt am Main, telecopier no. (+49) 69 910-35092; Attention: Group Treasury, and with a copy to Group Legal Services of the Bank, Taunusanlage 12, D-60325 Frankfurt am Main; or to such other address as the Bank may notify the registered Holder of this Security.
          (b) Where this Security provides for notice to the Holder of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holder at his last address as it appears in the Register. Neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Security provides for notice in any manner, such notice may be waived in writing by the person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.
          (c) In case, by reason of the suspension of or irregularities in regular mail service, it shall be impractical to mail notice of any event to Holders of this Security when such notice is required to be given pursuant to any provision of this Security, then any manner of giving such notice as shall be reasonably satisfactory to the Bank shall be deemed to be sufficient giving of such notice.
          10. Enforcement
          In the event the Bank shall fail to make any payment of interest and Additional Interest Amounts, if any, any Holder of the Outstanding Securities may bring an action or proceeding to enforce such payment, provided that the Bank is not in default in the payment of interest under any indebtedness to which this Security is subordinated pursuant to Section 3 hereof. The Holders of the Outstanding Securities shall have no right to accelerate payment of this Security in the case of a failure of the Bank to make any payment of principal of, interest on, or other amounts owing under, the Outstanding Securities or a failure to perform any other covenant of the Bank contained in the Outstanding Securities.

          11. Amendments and Modifications
          (a) This Security, the rights and obligations of the Bank hereunder and the rights of the Holder of this Security hereunder may be modified and amended, and any failure by the Bank to make any payment of interest and Additional Interest Amounts hereunder may be waived, in each case with the consent of the Holders of not less than a majority in aggregate Principal Amount of the Outstanding Securities, provided that no such modification, amendment or waiver may, without the consent of Holders of 100% in aggregate Principal Amount of the Outstanding Securities (i) waive a failure to make any payment of interest or Additional Interest Amounts on, or change the stated maturity of the interest or Additional Interest Amount on, any Outstanding Security, or reduce the principal amount thereof or the rate of interest thereon, or change the obligation of the Bank to pay Additional Interest Amounts, or change any place where, or the coin or currency in which, any Outstanding Security or any interest or Additional Interest Amount thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or with respect to any Outstanding Security; (ii) reduce the percentage of Outstanding Securities the consent of whose Holders is required to modify or amend this Security or for the waiver of any past failure to make payments of interest or Additional Interest Amounts; (iii) modify the obligations of the Bank hereunder to maintain offices or agencies in Frankfurt am Main; (iv) modify the obligation of the Bank to pay amounts under this Security; or (v) modify the above provisions, except to provide that modification, amendment or waiver of other provisions of this Security shall not be effective as to any Outstanding Security without the consent of the Holder of such Outstanding Security.
          (b) This Security may also be amended or modified by the Bank, without the consent of the Holder of this Security (i) to add to the covenants of the Bank for the benefit of the Holder of this Security, (ii) to surrender any right or power conferred upon the Bank, (iii) to cure any ambiguity, correct or supplement any provisions of this Security which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Security, provided that such action shall not adversely affect the interests of the Holder of this Security in any material respect.
          (c) Notwithstanding the foregoing, no amendment or modification of this Security may be made which (i) limits the subordination provisions of this Security pursuant to Section 3 or (ii) shortens the period prior to which the Bank can redeem this Security pursuant to Section 4.
          (d) Any amendment, modification or waiver of or to this Security and the rights and obligations of the Bank hereunder and the rights of the Holder of this Security hereunder in accordance with the foregoing provisions will be conclusive and binding upon the Holder of this Security, and of any securities issued upon the registration of assignment hereof or in exchange herefor or in lieu hereof, whether or not the Holder shall have given its consent and whether or not notation of such amendment, modification or waiver is made upon this Security.
          12. Conditions Precedent
          The Bank hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Security, and to constitute the same a legal, valid and binding obligation of the Bank enforceable in accordance with its terms, have been done and performed and have happened in due and strict compliance with all applicable law.

          13. Governing Law
          This Security shall be governed by, and construed in accordance with, the laws of the State of New York.
          14. Headings
          Headings and sub-headings are for ease of reference only and shall not affect the construction of the terms of this Security.

          IN WITNESS WHEREOF, the Bank has caused this Security to be duly executed by two of its duly authorized officers as of the date first above written.

DEUTSCHE BANK AKTIENGESELLSCHAFT
By:
Name:
Title:

By:
Name:
Title:

Initial Obligation